Exhibit 5.1

LEWIS BRISBOIS BISGAARD & SMITH LLP

110 SE 6th STREET, SUITE 2600

FORT LAUDERDALE, FL 33301

May 16, 2025

Zeo ScientifiX, Inc.

3321 College Avenue, Suite 246

Davie, Florida 33314

Ladies and Gentlemen:

You have requested our opinion with respect to 4,426,823 shares of common stock, par value $0.001 per share (the “Shares”) of Zeo ScientifiX, Inc., a Nevada corporation (the “Company”), which may be offered for resale by the selling stockholders named in and which are included in the Registration Statement filed with the Securities and Exchange Commission on March 26, 2025 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Shares consist of consist of (a) 100,000 shares and 500,000 shares issuable upon the exercise of warrants (the “May 2025 Consultant Warrants”) issued to a consultant to the Company; (b) 100,000 shares issuable upon exercise of warrants issued to a consultant to the Company (the “August 2024 Consultant Warrants”); (c) 250,000 Shares and 83,333 Shares issuable upon the exercise of warrants issued to a single investor in connection with a July 2024 private placement; (d) 350,000 Shares issuable upon exercise of warrants issued to each of two consultants to the Company; (e) 120,834 Shares issuable upon conversion of $725,000 in principal amount of 8% convertible promissory notes and 22,656 Shares issuable upon exercise of warrants issued in a private placement in August 2023; (f) 50,000 Shares issuable upon exercise of warrants issued to a single investor in connection with a March 2023 financing (the “March 2023 Financing”); and (g) 250,000 Shares issued to each of four investors and 750,000 Shares issuable upon the exercise of warrants issued to each of two investors in connection with a August 2022 change in control of the Company transaction. The above-described Shares, convertible promissory notes and warrants were acquired by the selling stockholders from the Company in various transactions exempt from the registration requirements of the Securities Act.

As counsel to the Company, we have examined such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the outstanding Shares described above are, and the Shares underlying the above-described notes and warrants, when issued upon conversion of the Notes or exercise of the warrants, as the case may be, will be, duly authorized, validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that we express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State Nevada and the Federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Lewis Brisbois Bisgaard & Smith LLP